EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

RAMACO RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	—	—	—	—	—	$—		—	$—
Fees Previously Paid	Equity	Class B common stock, par value $0.01 per share	Rule 457(f)(2)	9,107,307	N/A	$180,104,438	(2)	0.0000927	$16,695.68
	Total Offering Amounts					$180,104,438			$16,695.68
	Total Fees Previously Paid					$180,104,438			$16,695.68
	Total Fee Offsets								$—
	Net Fee Due								$0

(1)        This Registration Statement relates to 9,107,307 shares of Class B common stock, par value $0.01 per share (the “Class B common stock”) to be distributed to holders of existing common stock, par value $0.01 (the “existing common stock”) of Ramaco Resources, Inc. (the “Company”), which will be a newly authorized and issued series of common stock of the Company that we anticipate will pay a dividend based on the separate economic performance of the CORE Assets. Each holder of existing common stock will receive a distribution of 0.2 shares of Class B common stock for every one share of existing common stock held on the record date. This calculation is based on the shares of existing common stock outstanding as of August 26, 2022.

(2)        Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based on the book value of CORE as of June 30, 2022, the date of the latest consolidated balance sheet for CORE, which was $180,104,438.

Table 2: Fee Offset Claims and Sources

N/A